                                                                                                                         PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
                                                      www.peoplesbancorp.com

 NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                                                         Contact: Mark F. Bradley
June 13, 2008                                                                                                                                  President and Chief Executive Officer
                                                                                                 (740) 373-3155

PEOPLES BANCORP INC. NAMES NEW CHAIRMAN OF THE BOARD
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MARIETTA, Ohio – Peoples Bancorp Inc. (“Peoples Bancorp”, Nasdaq: PEBO) announces the resignation, effective June 30, 2008, of Joseph H. Wesel as Chairman of the Board, a position he has held since 2005 and also from 1991 to 2003.  Wesel, 79, will continue to serve as a director of Peoples Bancorp and its banking subsidiary Peoples Bank, National Association.
The Board of Directors appointed Richard Ferguson as Chairman of the Board effective July 1, 2008.  Ferguson has served as a director of Peoples Bancorp since 2004 and as Audit Committee Chairman since 2005.
“Joe Wesel’s solid leadership over the years has been the foundation of our company’s commitment to delivering long-term shareholder value through diversified financial services,” said Mark F. Bradley, Peoples Bancorp’s President and Chief Executive Officer.  “In 1991, Peoples Bancorp had total assets of $424 million and 17 offices.  We now have $1.9 billion in assets and offer 50 locations for our clients.  Also, Peoples Bancorp’s dividend to shareholders grew from $0.16 per share in 1991 to the current annualized rate of $0.92 per share.”
Ferguson, 61, has more than 30 years of experience in accounting and financial management.  After working several years in public and private accounting, he currently owns Ferguson Consulting, LLC, a Columbus, Ohio-based professional practice that focuses on business valuations and forensic accounting services for all types of litigation.
“Richard’s extensive financial background and expertise have brought tremendous insights to our Board,” continued Bradley.  “His leadership qualities have been demonstrated in addressing the many audit and compliance requirements implemented in the past several years.”
Ferguson is a Certified Public Accountant and a Certified Valuation Analyst.
Bradley summarized, “The directors and I thank Joe Wesel for his many years of leadership as Chairman and the strides made under his direction.  He will continue to be a key part of our directorship and help Richard Ferguson lead us in our next stages of development.”
Peoples Bancorp Inc. is a diversified financial products and services company with $1.9 billion in assets, 50 locations and 38 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

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